Exhibit 10.3

Form of Award Notice for Total Shareholder Return Performance Shares under the
National Fuel Gas Company 2010 Equity Compensation Plan

[date]

Name
Address
Address

Dear _________:

I am pleased to inform you that on [date of grant] the Compensation Committee (“Committee”) of the Board of Directors of National Fuel Gas Company (the “Company”) granted to you (the “Grantee” or “you”) ____ Performance Shares under the National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”), subject to a  Performance Goal related to total shareholder return, as set forth in this Award Notice.  Performance Shares are an award, pursuant to Section 9 of the Plan, constituting units denominated in Common Stock, the number of which such units may be adjusted over a Performance Cycle based upon the extent to which Performance Goals have been satisfied.
The Performance Shares covered by this letter agreement (“Award Notice”) may be referred to in this Award Notice as “Your TSR Performance Shares.”  The number of Performance Shares set forth above is referred to in this Award Notice as the “Target Opportunity.”  The Plan and the Committee’s Administrative Rules (“Rules”) govern the operation of the Plan, as well as the terms and conditions of Your TSR Performance Shares, and are incorporated herein by reference.  Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan or the Rules.
1.    Performance Cycle and Performance Goal
The vesting of Your TSR Performance Shares is subject to a  Performance Goal as set forth in this Award Notice.  The Performance Cycle for Your TSR Performance Shares is [start date] through [end date].  Except as otherwise specified in the Plan or determined by the Committee, and to the extent the Performance Goal has been achieved, Your TSR Performance Shares shall vest on such date as the Committee determines the extent to which the Performance Goal has been achieved.  Such determination date shall be not later than [date].
The Performance Goal upon which any vesting and payment of Your TSR Performance Shares is conditioned shall be the Three-Year Total Shareholder Return (as defined below) of the

Company over the Performance Cycle relative to the Three-Year Total Shareholder Return of other companies in the Report Group (as defined below) for the Performance Cycle.  Three-Year Total Shareholder Return for the Company or any member of the Report Group shall be based on the data reported for that company (with the starting and ending stock prices over the Performance Cycle calculated as the average closing stock price for the prior calendar month and with dividends reinvested in that company’s securities at each ex-dividend date) in the Bloomberg online database (or, if the Bloomberg database ceases to be available, such alternative publication or service as the Compensation Committee shall designate) for the following group of companies for which data is available for the entire Performance Cycle (the “Report Group”):
AGL Resources Inc.
Atmos Energy Corporation
Cabot Oil & Gas Corporation
Energen Corporation
EQT Corporation
MDU Resources Group Inc.
National Fuel Gas Company
New Jersey Resources Corporation
Northwest Natural Gas Company
Questar Corporation
Range Resources Corporation
SM Energy Company
Southwest Gas Corporation
UGI Corporation
Ultra Petroleum Corporation
Whiting Petroleum Corporation
To the extent reasonably correctible, the Committee shall correct the reported data for a known error in the reporting of the results of the Company.
The term “Percentile Ranking” as used in this Award Notice in reference to Three-Year Total Shareholder Return means the percentage determined by dividing:

(A)
the remainder of the Company’s rank within the Report Group for the Performance Cycle (measured lowest to highest) based on its Three-Year Total Shareholder Return for the Performance Cycle, minus one (1), by

(B)	the number of companies (excluding the Company) in the Report Group for that Performance Cycle.
For purposes of determining the Company’s rank within the Report Group, if the Company’s Three-Year Total Shareholder Return for a Performance Cycle equals that of another company in the Report Group, the Company shall be ranked ahead of such other company.
Your TSR Performance Shares shall vest and payment shall be made on Your TSR Performance Shares to the extent the Company achieves the Percentile Ranking detailed below, provided that Your TSR Performance Shares have not previously been forfeited in accordance with applicable terms and conditions.

Company’s Percentile Ranking	Percentage of Target Opportunity Paid

30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%
Notwithstanding the foregoing, if the Company’s Three-Year Total Shareholder Return is negative (less than 0.0), the percentage of Target Opportunity paid shall be capped at 100%.  For performance between two established performance levels, the percentage of Target Opportunity paid will be determined by mathematical interpolation.
Any and all of Your TSR Performance Shares representing the percentage of the Target Opportunity not required to be paid shall not vest, and shall be automatically forfeited on the date the Compensation Committee makes its determination as to the extent to which the Performance Goal has been achieved, but no later than [date], if not previously forfeited in accordance with the terms and conditions applicable to such Performance Shares.
2.    Settlement
At the expiration of the Performance Cycle, the Committee shall certify in writing the number of Performance Shares earned and vested on the basis of performance in relation to the Performance Goal.   The Committee shall determine whether earned Performance Shares are to be distributed in the form of cash, shares of Common Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of the Common Stock on the date of the Committee’s certification.   Any fractional share otherwise payable in settlement of Your TSR Performance Shares shall be paid in cash.
3.    Restrictions on Transferability
Your TSR Performance Shares may not be sold, assigned, transferred or pledged during the Performance Cycle, except that the Committee may permit (on such terms and conditions as it shall establish) some or all of Your TSR Performance Shares to be transferred during the Performance Cycle to a Permitted Transferee in accordance with Section 14(a) of the Plan.
4.    Rights as a Shareholder
You shall not have any right, in respect of Your TSR Performance Shares, to vote on any matter submitted to the Company’s stockholders until such time, if any, as the shares of Common Stock attributable to Your TSR Performance Shares have been issued. Dividend Equivalents shall not be paid or payable on Your TSR Performance Shares before they become earned and vested.

5.    Termination of Employment
In the event your employment with the Company or its Subsidiaries terminates due to your death, Disability or Retirement, or due to the Company divestiture of one or more Subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control, then the number of Your TSR Performance Shares that otherwise would have vested after the end of the Performance Cycle shall be pro-rated to reflect the time period from the commencement of the Performance Cycle through the date of the termination of your service to the Company or its Subsidiaries, as described in Sections 11(a)(i) and 11(c)(i), respectively, of the Plan, and any of Your TSR Performance Shares that do not vest shall automatically be forfeited.  In the event your employment with the Company or its Subsidiaries terminates for any other reason, the provisions of the Plan shall control.
6.    Change in Control
Subject to the terms of the Plan and the Rules, in the event of a Change in Control of the Company, each of Your TSR Performance Shares then outstanding shall be deemed earned at the target level of performance for such Award.  In addition, the Committee may direct that each of Your TSR Performance Shares be settled in cash with its value determined based on the value received by the shareholders in any transaction that constitutes a Change in Control.  The Plan also allows the Committee to reasonably determine in good faith, before a Change in Control, that this Award shall be honored or assumed, or new rights substituted therefore, by your employer or the parent or affiliate of your employer, provided that any such honored, assumed or substituted award must satisfy the requirements set forth in Section 12(b) of the Plan, including “substantially equivalent economic value.”
7.    Adjustments in Common Stock
In the event of an Adjustment Event, including any stock dividend, stock split, merger, consolidation, reorganization, recapitalization or other similar event affecting the Common Stock, the Committee shall equitably adjust, in its discretion, the number of shares subject to this Award Notice.  To the extent the Committee deems equitable and appropriate and subject to any required action by shareholders of the Company or of any successor in interest to the Company or any direct or indirect parent corporation of the Company or any such successor, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, Your TSR Performance Shares shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by this Award Notice would have been entitled to receive in connection with such Adjustment Event.  Any Committee determination pursuant to this Section 7 shall be final, binding and conclusive.
8.    Authority of Committee
The Committee has the authority to interpret the Plan and all Performance Shares granted thereunder, to establish rules and regulations relating to the Plan and to make all other determinations it believes necessary or advisable for the administration of the Plan.  The scope of the Committee’s authority is more fully described in Section 3 of the Plan.  All determinations and actions of the Committee are final, conclusive and binding on you.
9.    Miscellaneous
(a)    This Award Notice shall be binding upon and inure to the benefit of the Company (and its successors and assigns) and you (and your heirs, legal representatives and estate) and shall be governed by the laws of the State of New Jersey, and any applicable laws of the United States.  The Performance Share award under the Plan does not alter, amend or otherwise affect your employment status with the Company or its subsidiaries.  No contract or right of employment shall be implied by this Award Notice.
(b)    The Committee may at any time unilaterally amend any unpaid Performance Shares award, including Awards earned but not yet paid, to the extent it deems appropriate, provided, however, that subject to Section 5(d) of the Plan, any such amendment which is adverse to the Grantee shall require the Grantee’s consent unless the Committee determines that such amendment or modification is necessary or advisable to comply with applicable law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Internal Revenue Code of 1986, as amended.
(c)    If Your TSR Performance Shares are assumed or new Performance Shares are substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or substituting company or by a parent company or a subsidiary thereof shall be considered for all purposes of this Award Notice to be employment by the Company.
(d)    In consideration of the Grantee’s privilege to participate in the Plan, the Grantee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of the Company to any unauthorized party, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with the Company or its Subsidiaries or after such employment is terminated, and (iii) not to solicit any then current employees of the Company or any other subsidiaries of the Company to join the Grantee at his or her new place of employment after his or her employment with the Company or its Subsidiaries is terminated.
(e)    This Award Notice, together with the Plan and the Rules, constitutes the entire agreement between the parties with respect to the subject matter hereof.  You hereby acknowledge that you have been provided with a copy of the Plan and the Rules, and understand the terms and conditions of these documents and of this Award Notice.
(f)    In the event of the invalidity of any part or provision of this Award Notice, such invalidity shall not affect the enforceability of any other part or provision hereof.
10.    Tax Withholding
The Company will be entitled to deduct from any payment under this Award Notice, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require you to pay to it such tax prior to and as a condition of the making of such payment.  Subject to the Rules and any Committee established regulations or procedures, you may pay the amount of taxes the law requires to be withheld, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due in settlement of Your TSR Performance Shares, or by delivering to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes.
11.    Securities Law Requirements
The Company will not be required to issue shares in settlement of Your TSR Performance Shares unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.  The Board may require you to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with the settlement of Your TSR Performance Shares, an agreement, in such form as the Board may from time to time deem appropriate, in which you represent that the shares you acquired upon such settlement are being acquired for investment and not with a view to the sale or distribution thereof.
12.    Performance Shares Subject to Plan and Rules
Your TSR Performance Shares shall be subject to all the terms and provisions of the Plan, the Rules and this Award Notice, and you shall abide by and be bound by such terms and provisions and all rules, regulations and determinations of the Board or the Committee now or hereafter made in its discretion in connection with the administration of the Plan.
13.    American Jobs Creation Act
In addition to amendments permitted by Section 9(b) above, the Company may make amendments to Your TSR Performance Shares, without your consent, in order to ensure compliance with the American Jobs Creation Act of 2004.  And, further, amendments may be made to the Plan to ensure such compliance, which amendments may impact Your TSR Performance Shares.

If the foregoing is acceptable to you, kindly acknowledge your acceptance by signing both originals of this letter and returning one to [Secretary].
Very truly yours,

NATIONAL FUEL GAS COMPANY

[Name]
[Title]

AGREED TO AND ACCEPTED
this _____ day of _________________, ____

By:
Grantee